Exhibit 99.1

ALLOS THERAPEUTICS, INC.

NOMINATING COMMITTEE PROCEDURES FOR

STOCKHOLDERS SUBMITTING RECOMMENDATIONS FOR THE NOMINATION OF DIRECTORS

1.                                     Stockholders Entitled to Make Submissions. The Nominating and Corporate Governance Committee (the “Nominating Committee”) of the Board of Directors (the “Board”) of Allos Therapeutics, Inc. (the “Company”) will accept for consideration submissions from the Company’s stockholders of recommendations for the nomination of directors.  Acceptance of a recommendation for consideration does not imply that the Committee will nominate the recommended candidate.

2.                                     Manner and Address for Submission. All stockholder recommendations for the nomination of directors must be in writing, addressed to the Nominating Committee care of the Company’s Corporate Secretary at the Company’s principal headquarters, 11080 CirclePoint Road, Suite 200, Broomfield, Colorado 80020.  Submissions must be made by mail, courier or personal delivery.  E-mailed submissions will not be considered.

3.                                     Information Concerning the Recommending Stockholders. A nominating recommendation must be accompanied by the following information concerning each recommending stockholder:

•                                         The name and address, including telephone number, of the recommending stockholder;

•                                         The class and number of shares of the Company which are beneficially owned by the recommending stockholder and the time period for which such shares have been held;

•                                         If the recommending stockholder is not a stockholder of record, a statement from the record holder of the shares (usually a broker or bank) verifying the holdings of the stockholder and a statement from the recommending stockholder of the length of time that the shares have been held. (Alternatively, the stockholder may furnish a current Schedule 13D, Schedule 13G, Form 3, Form 4 or Form 5 filed with the Securities and Exchange Commission reflecting the holdings of the stockholder, together with a statement of the length of time that the shares have been held); and

•                                         A statement from the stockholder as to whether the stockholder has a good faith intention to continue to hold the reported shares through the date of the Company’s next annual meeting of stockholders.

4.                                       Information Concerning the Proposed Nominee. A nominating recommendation must be accompanied by the following information concerning the proposed nominee:

•                                         the information required by Item 401 of SEC Regulation S-K (generally providing for disclosure of the name, address, any arrangements or understanding regarding nomination and five year business experience of the proposed nominee, as well as information regarding certain types of legal proceedings within the past five years involving the nominee);

•                                         the information required by Item 403 of SEC Regulation S-K (generally providing for disclosure regarding the proposed nominee’s ownership of securities of the Company); and

•                                         the information required by Item 404 of SEC Regulation S-K (generally providing for disclosure of transactions between the Company and the proposed nominee valued in excess of $60,000 and certain other types of business relationships with the Company).

5.                                     Relationships Between the Proposed Nominee and the Recommending Shareholder. The nominating recommendation must describe all relationships between the proposed nominee and the recommending stockholder and any agreements or understandings between the recommending stockholder and the nominee regarding the nomination.

6.                                     Other Relationships of the Proposed Nominee. The nominating recommendation shall describe all relationships between the proposed nominee and any of the Company’s competitors, customers, suppliers or other persons with special interests regarding the Company.

7.                                     Qualifications of the Proposed Nominee. The recommending stockholder must furnish a statement supporting its view that the proposed nominee possesses the minimum qualifications prescribed by the Nominating Committee for nominees, and briefly describing the contributions that the nominee would be expected to make to the board and to the governance of the Company.

8.                                     Ability to Represent All Stockholders. The recommending stockholder must state whether, in the view of the stockholder, the nominee, if elected, would represent all stockholders and not serve for the purpose of advancing or favoring any particular stockholder or other constituency of the Company.

9.                                     Consent to be interviewed by the Committee and, if nominated and elected, to serve. The nominating recommendation must be accompanied by the consent of the proposed nominee to be interviewed by the Committee, if the Committee chooses to do so in its discretion (and the recommending stockholder must furnish the proposed nominee’s contact information for this purpose), and, if nominated and elected, to serve as a director of the Company.

10.                              Timing for Stockholder Submissions Regarding Nominees for Election at Annual Meetings. A stockholder (or group of stockholders) wishing to submit a recommendation for the nomination of directors at an annual meeting of stockholders must ensure that it is received by the Company, as provided above, no earlier than the close of business on the ninetieth (90th) day and no later than the close of business on the sixtieth (60th) day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that in the event that the date of the annual meeting has been changed by more than thirty (30) days from the date contemplated at the time of the previous year’s proxy statement, the submission of a stockholder recommendation will be considered timely if it is received no earlier than the close of business on the ninetieth (90th) day prior to such annual meeting and no later than the close of business on the sixtieth (60th) day prior to such annual meeting or, in the event public announcement of the date of such annual meeting is first made by the Company fewer than seventy (70) days prior to the date of such annual meeting, the close of business on the tenth (10th) day following the day on which public announcement of the date of such annual meeting is first made by the Company.

11.                              Stockholder Groups. If a recommendation is submitted by a group of two or more stockholders, the information regarding recommending stockholders must be submitted with respect to each stockholder in the group.